Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

THE GRAYSTONE COMPANY

I. INTRODUCTION.

The Graystone Company together with all of its subsidiaries (the "Company") seeks at all times to conduct its business in accordance with the highest standards of ethical conduct and in compliance with all laws, rules and regulations.

This Code of Business Conduct and Ethics (the “Code”) governs the business decisions made and actions taken by the Company’s directors, officers and employees and is an expression of the Company’s fundamental and core values, some of which are: (i) integrity and honesty in the Company’s and its employees’ dealings with customers, suppliers, co-workers, competitors, shareholders and the community, (ii) respect for individuality and personal experience and background and (iii) support of the communities where the Company and its employees work and reside.

These core values and the other standards of conduct in this Code provide general guidance for resolving a variety of legal and ethical questions for employees, officers and directors. However, while the specific provisions of this Code attempt to describe certain foreseeable circumstances and to state the employee’s, officer’s and director’s obligations in such event, it is impossible to anticipate all possibilities. Therefore, in addition to compliance with this Code and applicable laws, rules and regulations, all Company employees, officers and directors are expected to observe the highest standards of business and personal ethics in the discharge of their assigned duties and responsibilities.

The integrity, reputation and profitability of the Company ultimately depend upon the individual actions of the Company's employees, officers and directors. As a result, each such individual is personally responsible and accountable for compliance with this Code. ALL REFERENCES IN THIS CODE TO "EMPLOYEES" SHOULD BE UNDERSTOOD TO INCLUDE ALL EMPLOYEES, OFFICERS AND DIRECTORS OF THE COMPANY (INCLUDING ITS SUBSIDIARIES), UNLESS THE CONTEXT REQUIRES OTHERWISE.

The Addendum to this Code provides additional standards of conduct applicable to Executive Officers and Directors of the Company. The Addendum is provided separately to designated Executive Officers and Directors.

II. STANDARDS OF CONDUCT.

A.   Conflicts of Interest

            (1) The Company recognizes and respects the right of its employees to engage in outside activities which they may deem proper and desirable, provided that employees fulfill their obligations to act in the best interests of the Company and to avoid situations that present a potential or actual conflict between their interests and the Company’s interests. A “conflict of interest” occurs when a person’s private interest interferes in any way with the interests of the Company as a whole. Conflicts of interest may arise in many situations. They can arise when an employee takes an action or has an interest that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the best interests of the Company. They may also occur when an employee or his or her family members receive some improper personal benefit as a result of his or her position in the Company. Each individual’s situation is different and in evaluating his or her own situation, an employee will have to consider many factors. Some of the most common situations that could present a conflict of interest are as follows:

(i) ownership of a significant interest in, or a significant indebtedness to or from, any entity that is a competitor of the Company or that does business with the Company;

(ii) serving in any capacity for an entity that does business with the Company or is a competitor of the Company;

(iii) marketing or selling products or services in competition with the Company’s products or services, or otherwise directly or indirectly competing with the Company;

(iv) exerting (or attempting or appearing to exert) influence to obtain special treatment for a particular supplier, vendor or contractor, with or without receiving some actual or potential benefit from such supplier, vendor or contractor;

(vi) engaging in any business transaction on behalf of the Company with an immediate family member, or with a firm of which an immediate family member is a principal, officer, representative or substantial owner;

(vii) hiring friends or relatives, unless such friends or relatives will work in a different department and are hired with the consent of the appropriate members of management or, if involving a member of management, the Board or a committee thereof;

(viii) performing non-Company work or soliciting such work on the Company's premises or on Company time; and

(ix) using Company assets, property or services for personal gain.

Please note that use of the Company’s name, facilities or relationships for charitable work or pro bono purposes can be made only with prior approval from senior management and such other notifications and approvals as may be required under other applicable policies then in effect.

            (2) For purposes of this Code, an “immediate family member” includes a person’s spouse, parents, children (whether natural or adopted), siblings, mothers-and fathers-in-law, sons-and daughters-in-law, brothers-and sisters-in-law, and anyone (other than employees) who shares such person’s home.

(3) If there are any questions as to whether or not a specific act or situation represents, or appears to represent, a conflict of interest, an employee should consult their manager or supervisor. Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Company’s legal counsel, who shall notify the Board as he deems appropriate. Conflicts of interest involving the Company’s legal counsel must be disclosed directly to the Board.

B.   Employment and Outside Employment

Employees of the Company are expected to devote their full attention to the business interests of the Company, with the exception only of employees who are in part-time positions. A conflict of interest can be created where you engage in an activity that interferes with your job performance or responsibilities to the Company. Employees may not accept simultaneous employment with a customer, supplier or competitor of the Company. You should not engage in activities that would put you in a competitive position with the Company or that would enhance or support a competitor.

C.   Outside Directorships

It is a conflict of interest for you to serve as a member of the Board of Directors of any company that competes with the Company. If you wish to serve as a director of a customer, supplier or other business partner of the Company, you must obtain written approval from the CEO as well as the Company's Counsel before accepting any such directorships. The President and CEO must obtain approval from the Board of Directors before accepting any such directorships. These approvals are not required for directorships with a subsidiary of the Company or a religious or social organization or advisory board of a non-profit institution.

D.   Financial Interests in Other Businesses

A conflict of interest may be created if you (or a family member) hold a financial interest in a customer, supplier, other business partner or competitor of the Company. Examples of potentially inappropriate financial interests with these companies include owning an interest in such an entity, holding stock representing in excess of 1 % of the publicly traded stock of a corporation, loaning money or receiving a loan of money, and selling or leasing property. You should consider many factors in determining whether such a financial interest will create a conflict, including the amount of money involved, your ability to influence the Company's decisions and the decisions of the other company, your access to the confidential information of the Company or the other company and the nature of the relationship between the Company and the other company. If you are unsure as to whether a conflict may exist, you should consult with the Company's Counsel. If it is determined that a conflict exists, you must receive the prior written approval of the Company's Counsel before proceeding with the transaction.

E.   Corporate Opportunities

You acknowledge that under Delaware Corporate law that you must present to the Company any business opportunity presented to you as an individual that met the Delaware's standard for a corporate opportunity:  (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity for his own, the corporate fiduciary will thereby be placed in a position inimical to their duties to the corporation. You may not exploit, for your own personal gain, opportunities that are discovered through your use of Company property, information or position, unless the opportunity is disclosed in writing to the Company's Board of Directors, and the Board of Directors declines to pursue the opportunity. In such circumstance, you must receive the prior written approval of the Board of Directors as well as the Company's Counsel before proceeding with the opportunity.

F.   Gifts to and from Business Partners

Occasional business gifts to or from, and entertainment of or by, other persons in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, a conflict of interest can be created when you (or a family member) give or accept any gift from a customer, supplier, other business partner or competitor of the Company that might indicate intent to improperly influence the normal business relationship between the Company and the other company. For the purpose of this policy, the term "gift" includes any object or service of value, including meals, vacations and tickets to sporting events. A gift of cash or its equivalent is always considered an improper gift, regardless of the value. A noncash gift with a value over $500 is presumed to be improper. Repeated noncash gifts of lesser value may also be considered improper. We expect you to use good judgment and seek guidance from the Company's Counsel when needed. If necessary, you can consult with the Company's Counsel regarding how to refuse or return a gift you deem improper in a manner designed as to not to offend the individual offering the gift.

This policy does not apply to minor items commonly exchanged in business relationships between the Company and any customer, supplier, other business partner or competitors, or to gifts directed to the Company (for example, business entertainment and meals with one or more employees of the Company's customers, suppliers and other business partners, subject to approval by the President or other members of the Company's executive staff). In addition, the Company and you may distribute promotional items relating to the Company's services to customers if the items are of a limited value, and their distribution does not violate any laws or generally accepted business practices.

Under no circumstances can you make or accept gifts in exchange for Company business. Further, you (or a family member) cannot accept any discount from the Company's customers or other business partners unless the same discount is available to all employees of the Company.

G.   Protection of Confidential Information

Confidential proprietary information that is generated and/or gathered in the Company's business, or is provided by third parties that do business with the Company, plays a vital role in the Company’s business, prospects and ability to compete. Employees are required not to disclose or distribute such confidential proprietary information, except when disclosure is authorized by the Company or required by law or other regulations, and shall use such information solely for legitimate Company purposes. Every employee having access to proprietary, non-public Company information is required to take steps necessary to prevent such information from becoming public knowledge. You may be required to execute the Company's Employee Confidentiality Agreement. This Agreement sets forth with added specificity your obligations related to the Company's confidential information, including, for example, information regarding the Company's customer relationships, property acquisitions and mineral exploration results. Upon leaving the Company, employees must return all Company property, including, but not limited to, proprietary information in their possession.

One area that is of concern to the Company relates to investment bankers and research analysts and their relationships or dealings with the Company and its employees, officers and directors. Only designated executive officers of the Company are authorized to discuss Company matters with investment bankers or analyst. Relationships or transactions with investment bankers and research analysts that are prohibited by applicable law or by the rules and regulations of the stock exchange or system on which the Company’s securities are listed or quoted, as applicable, should not be permitted to occur.

If you have any questions regarding these obligations, you should consult with the Company's Counsel.

H.   Using Non-Public Information and Insider Trading

In the course of employment with the Company, an employee may become aware of material information about the Company or other companies that has not been made public. Employees are prohibited from using such non-public information (e.g., trading in the Company’s or another company’s securities) or disclosing such non-public information to any person outside the Company. For purposes of this policy, the term “material information” is any information that a reasonable investor would deem important to consider in determining whether to buy or sell the Company’s stock. In addition, those employees, officers and directors of the Company bound by any specific Company procedures with respect to transactions in the Company's securities must familiarize themselves and comply with such procedures, copies of which are available from the Company’s legal counsel. If an employee has any questions concerning what he or she can or cannot do in this area, he or she should consult with the Company’s management or legal counsel.

I.    Compliance with Laws, Rules and Regulations

The Company is committed to conducting its business with honesty and integrity and in compliance with all applicable laws, rules and regulations. No employee shall engage in any unlawful or unethical activity, or instruct others to do so, for any reason. As an employee conducts the Company’s business, he or she may encounter a variety of legal issues. If employees have questions on specific laws, rules or regulations they should contact the Company’s legal counsel. The following is a summary of some of the laws, rules and regulations that affect the Company’s business and with respect to which all employee actions should comply:

(1) Antitrust and Competition Laws. It is the Company’s policy to comply with all laws governing competition (including antitrust, monopoly, fair trade or cartel laws) applicable to it.

(2) Environmental Laws. It is the Company’s policy to comply with all applicable federal, state and local environmental protection laws particularly those applicable to mineral exploration and mining. Each employee shall immediately report any violation of an environmental law, or any action that may appear to conceal such a violation, to his or her manager or supervisor.

(3) Health and Safety Laws. It is the Company’s policy to maintain a safe and healthy work environment. Each employee shall take reasonable steps to comply with all applicable federal, state and local health and safety laws, rules and regulations particularly those applicable to mineral exploration and mining and must report any health or safety problem observed in or arising during the conduct of his or her responsibilities to his or her manager or supervisor.

(4) Political Activities. In the conduct of their responsibilities, the Company and its employees will not illegally contribute to or make expenditures on behalf of any candidate for elective office, political party or political committee, including by means of any corporate funds, services or goods, as well as by means of employees’ chargeable work time. In the conduct of their responsibilities, the Company and its employees shall ensure that all of their respective political activities are compliant with appropriate laws, rules and regulations.

(5) Illegal Payments. No employee is authorized to pay any bribe or make any other illegal payment on behalf of the Company. No employee is authorized to make any payment to consultants, agents or other intermediaries when he or she has reason to believe some part of the payment will be used to influence governmental or private action. This policy does not prohibit expenditures of amounts for meals and entertainment of suppliers and customers that are otherwise permitted under the Company's gift policies described under “Fair Dealing” in Section F below.

(6) Acquiring Information. No employee is authorized to use improper means to acquire a competitor’s trade secrets or other confidential information. Illegal practices include trespassing, burglary, wiretapping, bribery and stealing. Improper solicitation of confidential data from a competitor’s employees or from the Company’s customers is also prohibited.

(7) Public and Shareholder Communications. It is the Company’s policy to comply with all laws, rules and regulations governing the public disclosure of business information, including, without limitation, the requirements of SEC Regulation FD which address the selective disclosure of material non-public information. Consequently, only designated executive officers or public relations spokespersons are authorized to speak to or communicate with members of the press, the general public or shareholders on behalf of the Company relating to Company business. Additional information regarding public disclosures by the Company is addressed under Sections K and M below.

(8) Import/Export Controls. It is the Company’s policy to comply with import/export laws applicable to it and its business and products. Each employee involved with the sale or shipment of products across international borders is expected to understand and comply with the import/export control restrictions of all relevant countries.

(9) Government Contracts and Relationships. Company employees are required to comply with all laws, rules and regulations relating to government contracts in all countries where the Company does business, including the Foreign Corrupt Practices Act (which is discussed in more detail under "Fair Dealing" in Section F below), and to cooperate fully with investigators and auditors who require information in connection with such contracts.

J.   Protection and Proper Use of Company Assets

Loss, theft and misuse of Company assets have a direct impact on the Company’s profitability. Therefore, employees are required to protect the Company’s assets entrusted to them and to protect the Company’s assets in general. Employees shall also take steps to ensure that Company assets are used only for legitimate business purposes consistent with the Company’s guidelines. Any questions concerning the protection and proper use of Company assets should be directed to the appropriate manager or supervisor. The following highlights the responsibilities of employees with respect to certain of the Company’s assets:

(1) employees are expected to be alert to and report to their manager or supervisor any incidents that could lead to the loss, theft or misuse of Company property;

(2) all physical assets, such as equipment, facilities, supplies and inventories, are to be used solely for Company purposes;

(3) employees who receive or disburse money shall follow established procedures to ensure the proper use and recording of funds;

(4) employees shall not use or allow anyone else to use the Company’s name in any outside capacity without proper authorization; and

(5) employees shall take reasonable steps to protect the intellectual property of the Company, in accordance with applicable Company policies.

K.   Quality of Public Disclosures

The Company is committed to providing its shareholders and the public with full and accurate information, in all material respects, about the Company’s financial condition and results of operations in accordance with the securities laws of the United States and, if applicable, other foreign jurisdictions. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission include full, fair, accurate, timely and understandable disclosure in accordance with the securities laws of the United States and, if applicable, other foreign jurisdiction. All employees are expected to provide full, fair and accurate information/data/analysis to insure compliance with SEC reporting requirements. The Company’s senior management shall be primarily responsible for monitoring such public disclosure.

L.   Work Environment

(1) Discrimination and Harassment. The Company seeks to maintain a healthy, safe and productive work environment which is free from discrimination or harassment based on race, color, religion, sex, sexual orientation, age, national origin, disability, or other factors that are unrelated to the Company’s legitimate business interests. Accordingly, conduct involving discrimination or harassment of others will not be tolerated. Employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which are distributed to employees and are available from the Company’s management upon request. The Company also provides periodic training to promote compliance with applicable regulations and Company policy.

(2) Substance Abuse. Employees should not be on Company premises or in the Company work environment if they are under the influence of, or affected by, illegal drugs, controlled substances used for non-medical purposes or alcoholic beverages. Consumption of alcoholic beverages on Company premises is only permitted at Company-sponsored events with prior management approval. All employees are required to comply with the Company’s policy on drug and alcohol use, copies of which are distributed to employees and are available from the Company’s management upon request.

(3) Environment, Health and Safety. The Company and all employees shall strive to avoid adverse impact and injury to the environment and communities in which the Company conducts its business. In furtherance of this objective, the Company and all employees shall seek to comply with all applicable environmental and workplace health and safety laws and regulations (as discussed under “Compliance with Laws, Rules and Regulations” in Section I above).

(4) Dangerous Items. The Company makes every effort to create a safe work environment. As a result, any employee found to be carrying firearms, ammunition or other dangerous weapons and/or explosives will result in disciplinary action up to and including termination.

M.   Outside Activities

(1) General. Employees should generally avoid any outside activity that reduces the employee’s productivity, causes frequent absences and/or tardiness or generally interferes with the employee’s work performance. If such interference occurs, the employee may be reprimanded or even discharged.

(2)  Political Involvement. Employees may spend their own time and funds supporting political candidates and issues, running for public office or serving as an elected official, but they will not be reimbursed by the Company in any way for such time or their funds used for such political activities. Employees are also expected to ensure that their personal political contributions and activities are in compliance with applicable law. Unless properly authorized, employees may not make any political contribution as a representative of the Company. Employees must obtain the prior approval of the Company to lobby or authorize anyone else to lobby on the Company’s behalf.

(3)  Public Service. The Company encourages employees to be active in the civic life of their communities. However, when such service places an employee in a situation that poses a conflict of interest with the interests of the Company, such employee should consult with their manager or supervisor and should disclose his or her association with the Company to such civic organization or other entity.

(4)  Public Speaking and Media Relations. In all of the Company’s dealings with the press and other media, the Company’s investor relations personnel or senior management shall be the sole contact. Any requests from the media must be referred to those personnel. In speaking on public issues generally, employees shall speak only for themselves and shall not imply or give the appearance that they are speaking on the Company’s behalf, unless properly authorized to do so by the Company.

N.   Other Situations

If a proposed transaction or conduct raises questions or concerns for you, you should consult with the Company's Counsel.

III. COMPLIANCE PROCEDURES.

A.   Administration of this Code

The Board of Directors of the Company (the “Board”), or such committee or person(s) responsible for administering this Code as the Board shall establish, shall implement and oversee the administration of this Code. The Board shall establish such procedures as it shall deem necessary or desirable in order to discharge this responsibility, including delegating authority to officers and other employees and engaging advisors. Administration of this Code shall include periodic review and revisions to this Code as necessary or appropriate.
B.            Communication of Policies

(1) A copy of this Code and any revisions thereto shall be supplied to all employees, officers and directors.

(2) A copy of this Code is available to all employees, officers and directors by request from any officer or director of the Company. Each new employee, officer or director shall receive a copy of this Code upon their employment.

(3) The Company requires all employees (including new employees), directors and officers to complete, sign and return an Acknowledgment Form attached to this Code. That form states that the acknowledging person has received a copy of this Code and has read and understands this Code. Adherence to these requirements is a condition of employment (both beginning and continuing).

(4) Periodically, the Company's management may conduct training sessions on the Company’s ethical and business guidelines for new and/or continuing employees, officers and/or directors.

C.   Monitoring Compliance

The Company’s management, under the supervision of the Board, shall take reasonable steps to monitor and audit compliance with this Code, including the establishment of monitoring and auditing systems that are reasonably designed to detect conduct in violation of this Code. The Company’s management shall periodically report to the Board or a committee thereof on these compliance efforts including, without limitation, regular reporting of alleged violations of this Code and the actions taken with respect to such violation.

D.            Reporting Concerns/Receiving Advice

(1)            Communication Channels.

(i) Every employee is required to act proactively by asking questions, seeking guidance and reporting any suspected violations with respect to compliance with this Code, other policies and procedures of the Company, or any government law, rule or regulation. IF ANY EMPLOYEE BELIEVES THAT ACTIONS HAVE TAKEN PLACE, MAY BE TAKING PLACE, OR MAY BE ABOUT TO TAKE PLACE THAT VIOLATE OR WOULD VIOLATE THIS CODE, THEY ARE OBLIGATED TO BRING THE MATTER TO THE ATTENTION OF THE COMPANY.

(ii) The best starting point for an employee seeking advice on ethics-related issues or reporting potential violations is his or her manager or supervisor. However, if the conduct in question involves his or her manager or supervisor, or if the employee has reported it to his or her manager or supervisor and does not believe that he or she has dealt with it properly, or if the employee does not feel that he or she can discuss the matter with his or her manager or supervisor, the employee may raise the matter with the next level of management, the Company's President, any member of the Board and/or the Company’s legal counsel.

(iii) In the case of accounting, internal accounting controls or auditing matters, any concerns or questions about violations with respect to such matters that are not resolved to the employee's satisfaction through the channels set forth above should be directed to the Audit Committee of the Board. The Company must notify the Audit Committee of the Board of any complaints it receives that involve accounting, internal accounting controls or auditing matters.

(iv) Upon receiving a report from an employee, the person reviewing the report should consider whether the report involves a potential violation of this Code; if so, he or she must report it immediately to the Company’s legal counsel, who will have primary responsibility for enforcement of this Code, subject to the supervision of the Board of Directors or a committee thereof, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board.

(v) Reporting of potential violations may be done in writing, by e-mail or by telephone. For purposes of reporting to or otherwise contacting the Company’s legal counsel, such reports and other communications should be addressed as follows:

Joshua D. Brinen, Esq.
Brinen & Associates, LLC
7 Dey Street
Suite 1503
New York, New York 10007
Telephone (212) 330-8151
Facsimile (212) 227-0201
E-Mail:  info@brinenlaw.com
Web:  www.brinenlaw.com

(vi) Employees must not use this compliance program in bad faith or a frivolous manner or to report personnel grievances not involving this Code or other ethics-related issues.

(2)           Confidentiality; Retaliation.

(i) When reporting conduct suspected of violating· this Code, the Company prefers that employees identify themselves in order to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. If an employee wishes to remain anonymous, he or she may do so, but this could impair the Company’s ability to adequately investigate the complaint. When an individual comes forward with a complaint the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to any applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to look into, investigate and evaluate the matter(s) set forth in the anonymous report.

(ii) Any employee involved in any capacity in an investigation of a possible violation of this Code must not discuss or disclose any information to anyone not involved in conducting the investigation unless required by applicable law, rule or regulation or by any applicable legal proceeding or when seeking their own legal advice, if necessary.

(iii) The Company expressly forbids any retaliation against any employee for reporting suspected misconduct under this Code. Any person who participates in any retaliation is subject to disciplinary action, up to and including termination.

E.           Investigating Violations

If the Company receives information regarding an alleged violation of this Code, the authorized person(s) investigating the alleged violations shall, as appropriate:

(1) evaluate such information as to gravity and credibility;

(2) initiate an informal inquiry or a formal investigation with respect thereto;

(3) prepare a report of the results of such inquiry or investigation, including recommendations as to the disposition of such matter;

(4) make the results of such inquiry or investigation available to the Company’s legal counsel for action (including, if appropriate, disciplinary action); and

(5) note in the report any changes in this Code that may be necessary or desirable to prevent further similar violations or to appropriately address any areas of ambiguity, confusion or omission in this Code.

The Board or a committee thereof shall periodically receive a list of all such alleged violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of this Code.

F.           Disciplinary Actions

Failure to comply with this Code or any related ethical policies of the Company will be subject to appropriate disciplinary action as determined by the Company, subject to the supervision of the Board or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board. Disciplinary measures include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, termination of employment or service to the Company and restitution. Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the violation such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who are aware of a violation but fail to report it, (iii) persons who were asked to provide information regarding a violation, but withheld material information regarding the violation and (iv) managers or supervisors who approve or condone the violations or attempt to retaliate against employees for reporting violations or violators.

G.           Waivers and Amendments

No waiver of any provision of this Code as applied to officers, members of the Company’s finance department or directors of the Company shall be effective unless first approved by the Board, or a committee thereof. Any waivers of this Code for other employees may only be made within the approval of the Company’s President and legal counsel. All amendments to this Code must be approved by the Board, or a committee thereof. All waivers and amendments to this Code must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

ACKNOWLEDGMENT

I acknowledge that I have reviewed and understand the Company’s Code of Conduct and Ethics (the “Code”) and agree to abide by the provisions of this Code.

Signature: _________________________

Name: ____________________________

Position: __________________________

Date: _____________________________